FOR IMMEDIATE RELEASE
e.DIGITAL CORPORATION RETAINS DUANE MORRIS LLP FOR
LICENSE ENFORCEMENT OF FLASH MEMORY PATENT PORTFOLIO

(SAN DIEGO, CA - March 28, 2007) - e.Digital Corporation (OTC: EDIG) the owner of a portfolio of flash memory-related patents essential to consumer multimedia products, announced today that it has retained Duane Morris LLP (Duane Morris) as its intellectual property (IP) counsel for license enforcement of its flash memory-related patent portfolio.

Among the 100 largest law firms in the world, Duane Morris was recognized as the 13th most active patent litigation firm in the U.S. and was ranked 16th in the number of new patent litigation matters undertaken in 2005, according to IP Law360. Duane Morris represents clients in enforcing their patents and in patent licensing and has played a leading role in some of the most important cases in the field of patent law.

e.Digital has a 19-year record of innovation and significant investment in a robust intellectual property asset base. e.Digital was the first company to locate a speaker and microphone in the ear without feedback creating products and technology that ultimately led to the industry-leading Jabra line of hands-free communication products. It was the first to employ removable flash memory in a portable digital voice recorder and then manage the recordings with personal computers. e.Digital has designed and developed a range of products using its IP for OEMs and customers including, Hewlett-Packard/Disney, Bang & Olufsen, Gateway, Lanier Healthcare, Toshiba, Intel, Lucent and others. A portion of e.Digital’s IP is used in its pioneering portable inflight entertainment (IFE) systems which have been utilized for 4+ years by airlines throughout the world. e.Digital’s latest dedicated IFE system, the studio-approved compact eVU™, features 7" or 8" high resolution LCD screen, 40 GB to 200 GB of rugged and reliable storage, and an industry-leading 14 hours of continuous video playback from a single battery charge.

“We are honored and excited to be represented by such an experienced and capable legal team,” said e.Digital president, Will Blakeley. “We look forward to working with Duane Morris to monetize our patent portfolio.”

About e.Digital Corporation: e.Digital is a provider of secure portable Video on Demand products including its proprietary eVU™ portable entertainment system. e.Digital also owns and is pursuing the monetization of its portfolio of flash memory-related patents. For more information about e.Digital and eVU, please visit: www.edigital.com.

Safe Harbor statement under the Private Securities Litigation Reform of 1995: All statements made in this document, other than statements of historical fact, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development, expected future developments and other factors that we believe are appropriate under the circumstances. These forward-looking statements are based on the then-current expectations, beliefs, assumptions, estimates and forecasts about the businesses of the Company and the industries and markets in which the Company operates. Actual outcomes and results may differ materially from what is expressed or implied by the forward-looking statements. More information about potential factors that could affect the Company can be found in its most recent Form 10-K, Form 10-Q and other reports and statements filed with the Securities and Exchange Commission (“SEC”). e.Digital Corporation disclaims any intent or obligation to update these or any forward-looking statements, except as otherwise specifically stated by it.

CONTACT: e.Digital Corporation: Robert Putnam, (858) 304-3016 ext. 205, rputnam@edigital.com